As  filed  with  the  Securities  and Exchange Commission on December  2, 1996
                           Commission File Number #33-79678

                      SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                   FORM S-3

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      APPLIED CELLULAR TECHNOLOGY, INC.
            (Exact name of registrant as specified in its charter)

     Missouri                                      43-1641533
(State or other jurisdiction                    (I.R.S. Employer
of incorporation or organization)              Identification Number)

          James  River  Professional  Center  Highway  160  &  CC,  Suite  3
                        P.O. Box 2067 Nixa, Missouri 65714
                          Telephone:  417-725-9888
 (Address and telephone number of registrant's principal executive offices and principal place of business.)

                             Richard J. Sullivan
        James River Professional Center     Highway 160 & CC, Suite 3
                        P.O. Box 2067 Nixa, Missouri 65714
                          Telephone:  417-725-9888
          (Name, address and telephone number of agent for service.)

Approximate  date of commencement of proposed sale to the public:   As soon as
practicable  after  the  effective  date  of  the  Registration  Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following  box.          [     ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 133, other than securities offered only in connection with dividend or
interest  reinvestment  plans,  check  the  following  box:            |  x  |

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for  the  same  offering.                            [      ]

If delivery of the prospectus is expected to made pursuant to Rule 434, please
check  the  following  box.                        [      ]

                      CALCULATION  OF  REGISTRATION  FEE

     Title  of  each                    Proposed        Proposed       Amount of
     class  of        Amount to be     offering        aggregate     registration
     securities        registered        price       offering price     feeF1


Common Stock
 $.001 par valueF2   3,185,371           $6.00         19,112,226  $ 6,590.42
Common Stock F3        350,000           $4.75          1,662,500      573.28
Common Stock F4        450,000           $2.87          1,291,500      445.34
Common Stock F5        200,000           $5.35          1,070,000      368.97
Common Stock F6        250,000           $5.31          1,327,500      457.76
Common Stock F7        125,000           $5.35            668,750      230.60
Common Stock F8      1,000,000           $5.31          5,310,000    1,831.03

Total                5,543,467                         30,442,476   10,497.40
                     =========                         ==========   =========

[FN]
F1Represents 1/29 of 1% of the average of the bid and asked price as of the Shares of common stock issuable being registered in accordance with Reg. Section230.457(c).
F2Includes 3,185,371 Common Stock being registered hereunder on behalf of the Selling Securityholders.
F3Represents Common Stock to be issued upon exercise of the Class H Warrants (350,000) on behalf of Selling Securityholders.
F4Represents Common Stock to be issued upon exercise of the Class I Warrants (450,000) on behalf of Selling Securityholders.
F5Represents Common Stock to be issued upon exercise of the Class J Warrants (200,000) on behalf of Selling Securityholders.
F6Represents Common Stock to be issued upon exercise of the Class K Warrants (250,000) on behalf of Selling Securityholders.
F7Represents Common Stock to be issued upon exercise of the Class L Warrants (125,000) on behalf of Selling Securityholders.
F8Represents Common Stock to be issued upon exercise of the Class M Warrants (1,000,000) on behalf of Selling Securityholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section  8(a),  may  determine.



                            APPLIED  CELLULAR  TECHNOLOGY,  INC.
                           Cross  Reference  Sheet  between  Items  of  Form  S-1
                         and  Prospectus  Pursuant  to  501(b)  of  Regulation  S-K.


        Items in Form S-1                        Location in Prospectus

1.   Forepart of the Registration Statement
      and Outside Front Cover Page of
      Prospectus                                Outside Front Cover Page.

2.   Inside Front and outside Back              Inside Front Cover Page;
     Cover Pages of Prospectus                  Outside Back Cover Page;

3.   Summary Information & Risk Factors         Prospectus Summary;
                                                Risk Factors.

4.   Use of Proceeds                            Use of Proceeds

5.   Determination of Offering Price            not Applicable

6.   Dilution                                   Not Applicable

7.   Selling Security Holders                   Selling Security Holders

8.   Plan of Distribution                       inside Front Cover Page;
                                                Prospectus Summary

9.   Description of Common Stock                Outside Front Cover Page
      to be Registered                          Prospectus Summary;

10.  Interest of Named Experts                  Interest of Named Experts
       and Counsel                              and Counsel.

11.  Information with Respect to                Prospectus Summary, Recent
       the Registrant                           Events, Market Information
                                                of Common Shares

12.  Statement as to Indemnification            Indemnification.

The  Company  is  subject  to the informational requirements of the Securities
Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission.
The reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at the Chicago Regional Office, Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois
60621-2511 and the New York  Regional  Office,  7  World  Trade  Center,  New
York,  New  York 10048.      Copies  of such material can be obtained from the
Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

                 DOCUMENTS INCORPORATED BY REFERENCE

The following documents are hereby incorporated in this Prospectus by reference.

1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1995, filed pursuant to the 1934 Act.

2. The Company'x Quarterly Report on Form 10-Q for the quarter September 30, 1996, filed pursuant to the 1934 Act.

All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission and to which reference is hereby made.

The Company hereby undertakes to provide without charge to eac person to whom a copy of this Prespectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents refered to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Applied Cellular Technology, Inc., James River Professional Center, Highway 160 & CC, Nixa, Missouri 65714.

                            PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information, financial statements and notes to the financial statements including the notes thereto appearing elsewhere in this Prospectus.

THE COMPANY.                 The Company was originally incorporated in
                             1988 under the name of Axcom  Computer
                             Consultants ("Axcom") and operated as a
                             custom programming and systems  house.  In
                             May,  1993,  the  Company  was  acquired by
                             Great Bay Technology, Inc. for the purpose
                             of focusing the Company on marketing and
                             sales  of  emerging cellular data
                             technology hardware and proprietary software
                             focused on the vertical markets of wholesale
                             distribution, manufacturing and health care.
                             The  name was subsequently changed to Axcom
                             Information Technology, Inc. on May 27, 1993
                             and then changed again in April, 1994 to
                             Applied Cellular Technology, Inc.

                             The subsequent references to the Company refer to the parent company only on matters prior to November of 1994. Thereafter, any references to the Company include the Company and its acquired subsidiaries (TechTools, Inc. as of November, 1994,
                             Atlantic Systems, Inc. as of August, 1995 and
                             Elite Computer Services as of  September, 1995.)

                             In November, 1994, the Company formed a subsidiary,
                             Kedwell International, Inc. by issuing 180,000
                             shares of its $.001 par value common stock.   The
                             subsidiary purchased software in exchange for its
                             180,000 shares of the Company's common stock valued
                             at $5.00 per share and for the issuance of 120,000
                             Class E Warrants of the Company.   In August 1995,
                             the Class E Warrants were redeemed for 120,000
                             common shares of the Company.   The name of the
                             subsidiary was subsequently changed to TechTools,
                             Inc. in early 1995.

                             During 1994, the Company acquired 570,712 shares of Cadkey, Inc., a software technology company, in exchange for 456,570 shares of its common stock, resulting in a 29% investment in this corporation.

                             Pursuant to the original Articles of Incorporation,
                             the Company has the authority to issue an aggregate
                             of Ten Million (10,000,000) common shares, par
                             value $1.00 per common share.   In April, 1994, an
                             amendment to the Articles of Incorporation changed
                             the par value to $.001 per common share.  The
                             Company also  has  the authority to issue 20,000
                             shares of redeemable Preferred Stock, par value
                             $10.00.

                             The Company owns no real property and leases all of
                             its facilities. The Company's executive offices of
                             approximately 2,000 square feet are located at
                             James River Professional Center, Suites 2 & 3,
                             Highway 160 & CC, Nixa, Missouri  65802. Telephone
                             Number (417) 725-9888.   The Company's lease is
                             for a term of one year beginning on July 31, 1995
                             at a  monthly rate of $500 per  month.

                             The Company is a software development and services
                             company which integrates the technologies of Client
                             -Server  Computing;  Object Oriented Programming;
                             Automated Data Collection Systems utilizing spread
                             spectrum cellular communications and auto-
                             identification technologies; inter-processor and
                             inter-process communications using LU6.2, TCP/IP,
                             RJE and proprietary asynchronous and synchronous
                             protocols and Micro-Cellular Radio Frequency Data
                             Networks.    However, to date, revenues have been
                             derived primarily from the sales and distribution
                             of third party hardware and software.










THE  OFFERING.

Common Shares outstanding
  prior to Offering                    5,484,452
Common Shares to be outstanding
  after Offering                       5,424,452
Percentage of Common Shares
  to be owned by present
  shareholders after Offering            100.00%
Gross Proceeds After Offering              0.00*

*Does not include any proceeds which may be received upon the exercise of the Warrants.

USE  OF  PROCEEDS.           This  Prospectus  relates  to  securities
                             being  registered on behalf of selling
                             security holders and the Company will not receive any cash or other proceeds in connection with the subsequent sale.

                             Any proceeds received from the subsequent exercise of the Class H, I, J, K, L and
                             M Warrants shall be used for continual
                             development of acquired companies, for future acquisitions of related companies and assets and for working capital over the next twelve months

Certain  Factors
    to  be  Considered       See  "Risk  Factors."

Absence  of  Dividends;
     Dividend Policy         The Company does not currently intend to pay
                             regular cash dividends on its Common Stock;
                             such policy will be review by the Company's
                             Board of Directors from time to time in light
                             of, among other things, the Company's earnings
                             and financial position.   See  "Risk  Factors."

Transfer  Agent              Florida Atlantic Stock Transfer, Inc. is the
                             Transfer Agent for the Company's  securities.



                                   RISK FACTORS

In analyzing this offering, prospective investors should read this entire Prospectus and carefully consider, among other things, the following Risk
Factors:

UNCERTAINTY  OF  FUTURE  FINANCIAL  RESULTS.       The Company has
experienced
accumulated losses from operations to date and future financial results are uncertain. As such, there can be no assurance that the Company can be operated in a profitable manner. Profitability depends upon many factors, including the success of the Company's marketing program, the maintenance or reduction of expense levels and the success of the Company's business activities. To date, the Company has accumulated losses from operations as of December 31, 1994 of $(487,760), as of December 31, 1995 of $(308,400) and as
of September 30, 1996 of $(1,632). Lacking future profitable operations, the Company will require additional capital. Even if the Company obtains future financing or revenues to expand operations, increased rental expense for new facilities would adversely affect liquidity of the Company. See "Financial Statements."

FUTURE SALES OF AND MARKET FOR THE SHARES.   Upon successful completion
of the
Offering of Common Shares herein the Company will have 5,484,452 Common Shares outstanding, of which 5,297,452 Common Shares will be freely tradable without restriction or further registration under the Securities Act of 1933 (the "Securities Act"). No assurance can be given that the availability of such Common Shares for sale will not have an adverse impact on the market price of the Company's Common Shares. Prior to this Offering, there has been a limited public market for the securities of this Company. Management of the Company cannot predict to what extent a secondary market in the Shares will continue to develop and provide liquidity for holders of the Common Shares. See "Market Information On Common Shares."

RISKS  ASSOCIATED  WITH ACQUISITIONS.    A major part of the Company's plan
of
operations is to acquire businesses within similar industries that have a history of profitable operations. These acquired companies may have working capital needs which may have a negative effect on the cash flow of the Company. There can be no assurance that an acquired company will continue to have profitable operations. When acquiring only certain assets of a Company, there is a risk that important vendors may be overlooked or eliminated. Also, unknown obligations may exist as well as litigation risks that may not have been disclosed. The Company will attempt to retain current management to
minimize  the  risks.      See  "Recent  Events."

COMPETITION. The Company currently competes in the areas of route accounting systems, warehouse management systems, manufacturing shop floor control systems and custom data collection applications. The competitive advantage in the areas of route accounting systems, warehouse management systems and manufacturing shop floor control systems depends on the features of the systems offered, price, performance and reliability of the hardware components of the systems, services and reputation of the companies. These markets are highly competitive and the Company has no specific advantage as to price, features, performance and reliability or reputation.

DEPENDENCE  ON  KEY  INDIVIDUALS.  The future success of the Company is highly
dependent  upon  the  Company's  ability  to  attract and retain qualified key
employees.   The inability to obtain and employ these individuals would have a serious  effect  upon  the  business  of  the  Company.

LACK OF DIVIDENDS. There can be no assurance that the continued operations of the Company will result in any revenues or will be profitable. At the present time, the Company intends to use any earnings which may be generated to finance the growth of the Company's business. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, the Company does not presently intend to pay dividends and there can be no assurance that dividends will ever be paid.

VULNERABILITY TO FLUCTUATIONS IN ECONOMY. Demand for the Company's proposed products is dependent on, among other things, general economic conditions which are cyclical in nature. Prolonged recessionary periods may be damaging to the Company.

EXPERIENCE  OF  OFFICERS  AND POTENTIAL CONFLICTS OF INTERESTS.
The financial
success of the Company is dependent upon the management expertise, judgment and experience of its officers. The death, disability or resignation of such officers may adversely affect the financial performance of the Company. The Company intends to apply for key man life insurance of Garrett Sullivan. The Company currently carries $500,000 of term insurance on Gary Gray, divisional president and Andrew Werdeman, Programming Manager. The officers and directors have the exclusive authority to manage and control and make all decisions regarding the business and affairs of the Company. Mr. Garrett Sullivan devotes all of his time to the affairs of the Company. Mr. Richard Sullivan spends as much time as deemed necessary on the corporate business affairs (estimated to be approximately 25% of his time) but is not required nor expected to devote his entire time or efforts to the Company's business and affairs.

Some of the officers and directors of the Company are currently principals of other businesses. Although none of the officers and directors are principals of competing business, the officers and directors use their best efforts to resolve equitably any time conflicts that might result from acting as principals for a number of businesses, but there can be no assurance that such other activities will not interfere with the officers' and directors' ability to discharge their obligations herein.

BENEFIT TO MANAGEMENT. The current officers and directors have received compensation and common shares for their services which were not below market rate. Additionally, the Company will, in the future, compensate the Company's management with market rate salaries and other benefits. Those officers actively involved in the operations of the Company have received market rate compensation. Although the Company intends to reserve 2,000,000 Common Shares for issuance pursuant to a stock option plan not yet implemented, the Company has not yet developed a formal compensation plan for officers and directors and is not expected to do so until the first quarter of 1997. Even though no compensation plan has been proposed or agreed upon, the payment of future salaries, and the costs of these benefits may be a burden on the Company.

                             RECENT  EVENTS

In February, 1996, the Company issued 33,494 shares of its common stock in exchange for software and certain other related assets and liabilities of Quality Solutions, Inc.

In March 1996, the Company acquired 80% of Burling Instruments, Inc., in exchange for 9,000 shares of 8% redeemable preferred stock at 4100 per share of Applied Cellular Technology, Inc. for a total value of $900,000. The redeemable preferred shares were issued in August 1996.

On September 23, 1996, the Company issued 295,115 shares of its common stock at $4,75 per share to the 12 shareholders of Cra-Tek Company in exchange for an amount of common shares equal to 80.1% of the total outstanding common shares of Cra-Tek Company. Cra-Tek Company provides electrical contracting services primarily on industrial projects. It also manufactures custom electronic and electrical control panels. Cra-Tek Company office is located in California with customers throughout the United States and Europe.

In September 1996, the Company formed a subsidiary, ACT Communications, Inc. The subsidiary purchased 100% of Advanced Telecom Holdings, Inc. in exchange for 1,618,180 shares of the Company's common stock, 100,000 shares of 8% redeemable preferred stock of the Company and warrants evidencing the right to purchase 1,000,000 shares of the Company's common stock. Advanced Telecome Holdings, Inc. is engaged in the selling, installation and servicing of communications equipment in the Mid Atlantic region.

In November, 1996, the Company acquired all of the common stock of Universal Commodities Corp., ("UCC") a company engaged in the business of selling used computers and computer parts in exchange for common shares of the Company.
At the Closing, Marc Sherman, sole shareholder of UCC received 581,818 shares of restricted common stock of the Company which had a value of $3,200,000 as of the valuation dates based on the average closing bid price for such shares on the valuation date; and

Upon the first anniversary of the date of the agreement, Marc Sherman shall receive such amount of shares of restricted common stock of the Company (which are subject to the registration rights) which have a value of $800,000 as of the valuation dates based on the average closing bid price for such shares on the valuation dates plus 5% interest on such amount accruing from the valuation dates until the first anniversary of the agreement, if UCC's financial statements reflect that UCC has earnings before income tax ("EBIT") equal to at least $800,000 for such period. If, upon such first anniversary of the date of the agreement, EBIT of UCC is less than $800,000, the Company shall not be obligated to pay Marc Sherman any further amounts. Any earnings attributable to entities obtained through acquisitions made by UCC or by the Company on behalf of or for the benefit of UCC between the date of the agreement and the first anniversary of such date shall be used to calculate the EBIT of UCC. Intercompany charges or management fees (except reasonable charges for working capital infusions) shall not be factored into the calculation of EBIT of UCC.

If, on the effective date of this Registration Statement for the 581,818 shares of Company's common stock, the average closing bid price of such shares decreased by more than 5% from the closing bid price on the valuation dates, the Company agreed to issue additional common shares to Marc Sherman to equal the $3,200,000 value as of the valuation dates.


                     SOURCE  AND  USE  OF  PROCEEDS

Securities are also being registered on behalf of the selling securityholders and the Company will not receive any cash or other proceeds in connection with the subsequent sale. Any proceeds, if any, received upon the exercise of the Warrants shall be utilized for continual development of acquired companies (30% of any funds received), for future acquisitions of related companies and assets (60% of any funds received) and for working capital (10% of any funds received) over the next twelve months. The amount of proceeds which may be received from the exercise of the Warrants is uncertain and no actual amounts which will be attributed to the use of proceeds can be determined.


                      SELLING  SECURITY  HOLDERS

The Company shall register pursuant to this prospectus 3,168,467 Common Shares currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding common shares. The amount and percentage owned after the offering assumes the sale of all of the Common Shares being registered on behalf of the selling shareholders.


   Name and Amount       Total Number of     Percentage Owned    Amount Owned
Percentage Owned
   Being registered           Shares        prior to Offering    After Offering    after Offering

                                                                                              <x>

Vern Anderson - 10,000       10,000                  .18%                0                  0%
Scott Axon - 17,743          17,743                  .32%                0                  0%
Arthur Badillo 2,500          2,500                  .05%                0                  0%
Baraban Securities - 10,666  10,666                  .19%                0                  0%
Clinton Clark - 5,000         5,000                  .09%                0                  0%
Bill Doran, - 1,316           1,462                  .03%               146                .003%
Eric Eisenberg - 1,650        1,650                  .03%                0                  0%
Gary GrayF1 - 543               543                  .01%                0                  0%
Great Bay Technology,Inc.F2
     -303,127               528,127                 9.63%             225,000              4.10%
Hot Stop - 2,635              2,928                  .05%               293                 .01%
David Jackson - 2,000         2,000                  .04%                0                  0%
Rudolf Kunzli - 200,000     658,579                12.01%             456,579              8.32%
Mainstream Consultants
  - 3,000                     3,000                  .05%                0                  0%
Maple Business Consultants
 - 12,126                    12,126                  .22%                0                  0%
Lance McIntosh - 18,000      38,000                  .69%              20,000             .36%
North American Corp. Con
    - 27,000                 27,000                  .49%                0                  0%
Dan Penni - 11,765           31,765                  .58%              20,000             .36%
Robert Pittenger - 1,000      1,000                  .02%                0                  0%
Pratt, Wylce & Lords, Ltd.
  - 2,502                    12,502                  .23%              10,000              .18%
Quality Solutions - 33,494   33,494                  .61%                0                  0%
Reovest - 1,363               1,363                  .02%                0                  0%
Mike Schlkar - 5,000          5,000                  .09%                0                  0%
Beat Walther - 986              986                  .02%                0                  0%

Bill Husa - 16,842            16,842                 .31%                0                  0%
Andrew Lagomarsino - 3,571     3,571                 .07%                0                  0%
Ross A. Johnson & Sandra D.
    - 7,143                    7,143                 .13%                0                  0%
Theresa A. Fischer - 6,973     6,973                 .13%                0                  0%
John Guerra - 35, 715         35,715                 .65%                0                  0%
Craig W. Nelson - 151,000    151,000                2.75%                0                  0%
Amy Y.C. Wong Chin - 7,143     7,143                 .13%                0                  0$
Christopher & Phyllis Bartosh
   - 3,571                     3,571                 .07%                0                  0$
Richared & Marie Kagimoto,
  Trustees of Richard &
  Marie Kagimoto Family Trust,
  dated 3/9/87 - 34,865       34,865                 .64%                0                  0%
Candice Alexander - 2,721      2,721                 .05%                0                  0%
Robert J.& Helen Smotherman
   - 14,286                   14,286                 .26%                0                  0%
The Trust of Rigoverto Felix,
  dated 11/4/94, Rigoverto
  Felix, Trustee - 18,904     18,904                 .34%                0                  0%
Mary Agcaoili - 2,000          2,000                 .04%                0                  0%
Anthony M. Felix - 1,000       1,000                 .02%                0                  0%
Anthony M. Felix, Custodian
  FBO Malina D. Felix - 1,000  1,000                 .02%                0                  0%
Maria Felix - 1,000            1,000                 .02%                0                  0%
Christopher R. Felix - 1,000   1,000                 .02%                0                  0%
Nicholas A. Felix - 1,000      1,000                 .02%                0                  0%
Mary Agcaoili, Custodian,
  FBO Alexandra M. Felix
  - 1,000                      1,000                 .02%                0                  0%
Lou UnKlees - 1,223            1,223                 .02%                0                  0%
The Bruce Reale Trust
  dated 8/1/90, Bruce &
  Margaret Reale, Co-Trustees
  - 776,726                  776,726               14.16%                0                  0%
Capital Alliance Corporation
  - 64,728                    64,728                1.18%                0                  0%
Vincent A. & Kim N. Lo Castro
   - 776,726                 776,726               14.16%                0                  0%
Marc Sherman - 581,818       581,818               10.61%                0                  0%


[FN]

F1Mr. Gray is currently a divisional president of the Company. Mr. Gray was previously a director of the Company. Does not include any Common Shares which  may  be  issued  upon  exercise  of  Warrants.
F2Owned by Angela, Stephanie and Richard Sullivan. Mr. Sullivan is a director of the Company. Does not include any Common Shares which may be issued upon exercise of Warrants.

The Company shall register pursuant to this prospectus 1,000,000 Common Shares to be issued upon the exercise of the Class M Warrants currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding M warrants. The amount and percentage owned after the offering assumes the sale of all of the Common Shares to be issued upon the exercise of the Class M Warrants being registered on behalf of the selling security holders.

                           Total Number of        Percentage           Total number of     Percentage of
Name and Amount       class M warrants Owned   of Class M Warrants    common shares
common shares
Being Registered        Prior to Offering   Owned prior to Offering Owned After Offering
owned after
                                                                    (assuming exercise)    Offering
                                                                                        (assuming exercise)



Bruce Reale Trust
  - 480,000                  480,000                  48%                     0                 0%
Vincent & Kim Lo Castro
  - 480,000                  480,000                  48%                     0                 0%
Capital Alliance Corporation
  - 40,000                    40,000                   4%                     0                 0%



The Company shall register pursuant to this prospectus 450,000 Common Shares to be issued upon the exercise of the Class I Warrants currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding I Warrants. The amount and percentage owned after the offering assumes the sale of all of the Common Shares to be issued upon the exercise of the Warrants being registered on behalf of the selling security holders.


                         Total Number of        Percentage           Total number of     Percentage of
Name and Amount       class I warrants Owned   of Class I Warrants    common shares
common shares
Being Registered        Prior to Offering   Owned prior to Offering Owned After Offering
owned after
                                                                    (assuming exercise)    Offering
                                                                                        (assuming exercise)


Great Bay Technology,
   Inc.F1 - 300,000         300,000                  66.67%                   0                 0%
Garrett SullivanF2
   - 100,000                100,000                  22.22%                   0                 0%
Gary GrayF3 - 50,000         50,000                  11.11%                   0                 0%

[FN]

F1Owned by Angela, Stephanie and Richard Sullivan. Mr. Sullivan is a director of the Company.
F2Garrett Sullivan is currently president and a director of the Company. F3Mr. Gray is currently a divisional president and was previously a director of the Company.


The Company shall register pursuant to this prospectus 200,000 Common Shares to be issued upon the exercise of the Class J Warrants currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding J Warrants. The amount and percentage owned after the offering assumes the sale of all of the Common Shares to be issued upon the exercise of the Class J Warrants being registered on behalf of the selling security holders.



                          Total Number of        Percentage           Total number of     Percentage of
Name and Amount       class J warrants Owned   of Class J Warrants    common shares
common shares
Being Registered        Prior to Offering   Owned prior to Offering Owned After Offering
owned after
                                                                    (assuming exercise)    Offering
                                                                                        (assuming exercise)


Dominick & Dominick
  or assigns - 200,000        200,000                 100%                   0                0%

The Company shall register pursuant to this prospectus 250,000 Common Shares to be issued upon the exercise of the Class K Warrants currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding K warrants. The amount and percentage owned after the offering assumes the sale of all of the Common Shares to be issued upon the exercise of the Class K Warrants being registered on behalf of the selling security holders.


                          Total Number of        Percentage           Total number of     Percentage of
Name and Amount       class K warrants Owned   of Class K Warrants    common shares
common shares
Being Registered        Prior to Offering   Owned prior to Offering Owned After Offering
owned after
                                                                    (assuming exercise)    Offering
                                                                                       (assuming exercise)


Great Bay Technology,
   Inc.F1 - 150,000          150,000                  100%                   0                 0%

[FN]

 F1Owned  by  Angela,  Stephanie  and  Richard  Sullivan.    Mr. Sullivan is a
director  of  the  Company.

The Company shall register pursuant to this prospectus 125,000 Common Shares to be issued upon the exercise of the Class L Warrants currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding Class L Warrants. The amount and percentage owned after the offering assumes the sale of all of the Common Shares to be issued upon the exercise of the Class L Warrants being registered on behalf of the selling security holders.


                          Total Number of        Percentage           Total number of     Percentage of
Name and Amount       class L warrants Owned   of Class L Warrants    common shares
common shares
Being Registered        Prior to Offering   Owned prior to Offering Owned After Offering
owned after
                                                                    (assuming exercise)    Offering
                                                                                        (assuming exercise)


Lokken, Chestnut &
  Cape or assigns
  - 125,000               125,000                    100%                    0                  0%

The Company shall register pursuant to this prospectus 350,000 Common Shares to be issued upon the exercise of the Class H Warrants currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding H warrants. The amount and percentage owned after the offering assumes the sale of all of the Common Shares to be issued upon the exercise of the Class H Warrants being registered on behalf of the selling security holders.

                          Total Number of        Percentage           Total number of     Percentage of
Name and Amount       class H warrants Owned   of Class H Warrants    common shares
common shares
Being Registered        Prior to Offering   Owned prior to Offering Owned After Offering
owned after
                                                                    (assuming exercise)    Offering
                                                                                        (assuming exercise)


Great Bay Technology,
   Inc.F1 - 300,000           300,000                85.71%                  0                0%
Gary GrayF2 - 50,000           50,000                14.29%                  0                0%

[FN]
F1Owned by Angela, Stephanie and Richard Sullivan. Mr. Sullivan is a director of the Company.
F2Mr. Gray is currently a divisional president and was previously a director of the Company.

                                 PLAN  OF  DISTRIBUTION

The Company is not offering any of the Common Shares of the selling Security
holders on their behalf.   The Company shall not receive any proceeds from the
sale of the Common Shares being registered on behalf of the selling security holders.


                                  INTERESTS  OF  NAMED
                                  EXPERTS  AND  COUNSEL

None of the experts or counsel named in the Prospectus are affiliated with the Company.


                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item  14.          Other  Expenses  of  Issuance  and  Distribution.

     Other expenses in connection with this offering which will be paid by Applied Cellular Technologies, Inc. (hereinafter in this Part II referred to as the "Corporation") are estimated to be substantially as follows:

                                                        Amount
                                                        Payable
Item                                               By  Corporation


S.E.C. Registration Fees                            $10,497.40
State Securities Laws (Blue Sky) Fees and Expenses      500.00
Printing and Engraving Fees                           1,500.00
Legal Fees                                            7,000.00
Accounting Fees and Expenses                          5,500.00
Transfer Agent's Fees                                   500.00

Total                                               $25,497.40

Item  15.          Indemnification  of  Officers  and  Directors.

The By-laws of the Corporation provides that a director of the registrant shall have no personal liability to the Registrant or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and (c) pursuant to Missouri law for any transaction form which the director derived an improper personal benefit. Registrant's By-laws exculpates and indemnifies the directors, officers, employees, and agents of the registrant from and against certain liabilities. Further the By-laws also provides that the Registrant shall indemnify to the full extent permitted under Missouri law any director, officer employee or agent of Registrant who has served as a director, officer, employee or agent or the Registrant or, at the Registrant's request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

INDEMNIFICATION  OF  OFFICERS  OR  PERSONS  CONTROLLING  THE
CORPORATION  FOR
LIABILITIES  ARISING  UNDER  THE SECURITIES ACT OF 1933, IS HELD TO BE
AGAINST
PUBLIC  POLICY  BY  THE  SECURITIES  AND  EXCHANGE COMMISSION AND
IS THEREFORE
UNENFORCEABLE.


(1)      Not Applicable
(2)      Not Applicable
(3) Articles of Incorporation, Amendments and Bylaws incorporated by reference to Form S-1 filed on June 3, 1994
(4) Specimen certificate for Common Stock incorporated by reference to Amendment 2 to Form S-1 filed on August 14, 1994
(5)      Consent and Opinion of J.M. Walker, 7841 South Garfield
         Way, Littleton, 80122 regarding legality of securities registered under this Registration Statement and to the references to such attorney in the Prospectus filed as part of this Registration Statement
(6)      Not Applicable
(7)      Not Applicable
(8)      Not Applicable
(9)      Not Applicable
(10.1) Reseller Agreement between the Company and Oracle Corporation incorporated by reference to Amendment 1 to Form S-1 filed on July 26, 1994.
(10.2)   Vendor Services Agreement between the Company and Computer
         Associates International incorporated by reference to Amendment 1 to Form S-1 filed on July 26, 1994.
(10.3)   Dealer License Agreement between the Company and American Business
         Systems incorporated by reference to Amendment 1 to Form S-1 filed on July 26, 1994
(10.4)   Reseller Software License Agreement between the Company and
         Applied Automation Techniques, Inc. incorporated by reference to Amendment 1 to Form S-1 filed on July 26, 1994
 (10.5)  Contract Programmer Agreement between the Company and Telxon
         Corporation incorporated by reference to Amendment 1 to Form S-1 filed on July 26, 1994
(10.6) Agreement between Company and warrantholders incorporated by reference to Amendment 3 to Form S-1 filed on September 16, 1994
(10.7)   Joint Marketing Agreement incorporated by reference to Form S-1 filed
         July  26, 1994
(10.8)   Agreement and Plan of Merger among the Company, ACT Communication,Inc.
         and Advanced Telecom Holdings, Inc. incorporated by reference to Form
         8-K, event date October 11, 1996.
(10.9) Agreement and Plan of Reorganization between the Company, Craig Nelson and Rigo Felix incorporated by reference to Form 8-K, event date
         September  23, 1996
(10.10)  Agreement between the Company, Universal Commodities Corp. and Marc
         Sherman incorporated by reference to Form 8-K, event date November 14, 1996.
(11)     Not Applicable
(12)     Not Applicable
(13)     Not Applicable
(14)     Not Applicable
(15)     Not Applicable
(16)     Not Applicable
(17)     Not Applicable
(18)     Not Applicable
(19)     Not Applicable
(20)     Not Applicable
(21)     Not Applicable
(22)     Not Applicable
(23)     Not Applicable
(24)     Consent of Rubin, Brown, Gornstein & Co., Certified Public
         Accountants for the Corporation incorporated by reference to Form
         S-1
(24.1)   Consent of Noke & Heard, Certified Public Accountants for Burling
         Instruments, Inc. incorporated by reference to Form S-1
(25)     Not Applicable
(26)     Not Applicable
(27)     Not Applicable


(28)     Not Applicable
(99) Consulting Agreement with Pratt, Wylce & Lords, Ltd. incorporated by reference to Amendment 1 of Form S-1 filed on July 26, 1994.

Item  17.          Undertaking.

     The  undersigned  registrant  hereby  undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          Delivery  of  Certificates.

     The undersigned registrant hereby undertakes to provide to the Transfer Agent at the closing, certificates in such denominations and registered in such names as are required by the Transfer Agent to permit prompt delivery to each purchaser.

 (c)          Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in the Corporation's Articles of Incorporation or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of ay action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                      SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Nashua, in the State of New Hampshire on the 30th day of November, 1996.


                              Applied  Cellular  Technology,  Inc.


                                   Garrett  Sullivan
                              --------------------------------------
                              By:    Garrett  Sullivan



In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                 Capacity                          Date




Richard J. Sullivan  Chairman of the Board of Directors  11/30/96
-------------------                                      --------
Richard J. Sullivan  Chief Executive Officer



Garrett Sullivan     Principal Financial Officer         11/30/96
-------------------                                      --------
Garrett Sullivan     Controller/Director



Daniel E. Penni      Director                            11/30/96
-------------------                                      --------
Daniel E. Penni